Exhibit 99.1

CARS Announces Retirement of Chief Legal Officer James F. Rogers;

Appoints Angelique Strong Marks as Successor

Chicago (March 10, 2022) — Cars.com Inc. (NYSE: CARS) (“CARS” or the “Company”), the leading automotive marketplace platform that provides a robust set of digital solutions, today announced the retirement of Chief Legal Officer (CLO) James F. “Jim” Rogers, effective April 29, 2022. Jim has served as CLO since October 2016.

“On behalf of the CARS team, I want to extend my deepest thanks to Jim for his many contributions to the Company over the past five years,” said Alex Vetter, Chief Executive Officer of CARS. “During his years of service, Jim built a strong Legal organization and was instrumental in preparing CARS to become an independent, publicly traded company in 2017. He has been integral in establishing our strong Environmental, Social and Governance operating framework, and his M&A experience was valuable to acquisitions fundamental to our business and strengthening of our platform strategy. We thank Jim for all he has done and wish him well in his retirement.”

CARS also announced today that Angelique Strong Marks has been named Chief Legal Officer, effective April 4, and will lead the Company’s legal, compliance, cybersecurity and privacy functions. Angelique joins CARS from NASDAQ-listed REE Automotive, a next generation electric vehicle platform, where she serves as General Counsel and was part of the core team that successfully established REE as a publicly traded company. Previously, Angelique served as General Counsel at MAHLE Industries and Behr America, global suppliers to the automotive industry. Angelique has more than 25 years of in-house experience including public corporate, M&A, financing and governance functions for national and global companies in the automotive, mobility, manufacturing and retail sectors.

“Angelique’s extensive and diversified legal experience, along with her exceptional track record of managing complex business and legal strategies, adds valuable perspective on the automotive sector and the future of mobility integral to CARS’ leadership in our evolving industry,” said Alex. “In addition to her broad business experience and capabilities, Angelique is also a seasoned leader and team builder. I welcome Angelique to CARS, and the considerable strengths she offers across not only in our Legal function, but across our enterprise and within our industry.

Angelique holds a Juris Doctor degree from The Ohio State University, a Master of Business Administration from Miami University and a Bachelor of Science with concentration in Finance from University of Akron.

ABOUT CARS.COM INC.

CARS is the leading automotive marketplace platform that provides a robust set of digital solutions that connect car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and

Exhibit 99.1

data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS brands include Dealer Inspire, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com's pure audience of in-market car shoppers, DealerRater, a leading car dealer review and reputation management platform, automotive fintech platform CreditIQ, and Accu-Trade Group, a leading provider of vehicle acquisition technology and valuation data.

The full suite of CARS properties includes Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, CreditIQ™, Accu-Trade™, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

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Media Contact:

Christine Spinelli

312-508-6708

pr@cars.com